Exhibit 99.1

Aditxt Signs Asset Purchase Agreement to Acquire Fifty Percent Ownership
of Global Response Aid – with Rights to Manufacture and Market Broad-
Spectrum Antiviral Drug Avigan

●	This agreement is a significant step for Aditxt as it expands its portfolio to include innovative therapies for infectious diseases;

●	Aditxt will partner with global logistics leader Agility to address a growing global market need for effective antivirals

RICHMOND, Va. (April 20, 2023) – Aditxt,® Inc. (NASDAQ: ADTX) (“Aditxt” or the “Company”), a global innovation company focused on therapeutics and technologies that monitor and modulate the immune system, is pleased to announce the signing of an asset purchase agreement with Cellvera, Ltd. (“Cellvera”) that grants Aditxt (whether directly or in its recently formed wholly owned subsidiary Adivir, ™ Inc. (“Adivir”), a 50% ownership in G Response Aid FZE (“GRA” or “Global Response Aid”) with the other 50% owned by global logistics leader Agility, Inc. (KW: AGLTY) (“Agility”). The consideration for the transaction is (A) $24.5 million, comprised of: (i) the forgiveness of Aditxt’s $14.5 million loan to Cellvera, and (ii) $10 million in cash, and (B) future royalties for 7 years. Together with Dr. Reddy’s Laboratories, Ltd. (NYSE: RDY), GRA holds an exclusive, worldwide license for Avigan® 200mg, excluding Japan, China and Russia. In connection with the closing of this transaction, the Share Exchange Agreement previously entered as of December 28, 2021, between Cellvera Global Holdings, LLC f/k/a AiPharma Global Holdings, LLC (together with other affiliates and subsidiaries) and Aditxt and all other related agreements will be terminated.

The closing of the transaction remains subject to a number of conditions, including but not limited to, among others, approval by Aditxt’s board of directors to enter into this transaction, financing of the purchase price, regulatory approvals for the transfer of shares, the resolution and satisfaction of all of Cellvera’s creditors inclusive of those creditors who have initiated claims, and securing the rights to additional 3rd-party IP assets. No assurance can be given that all of the conditions to closing will be obtained or satisfied, or that the transaction will ultimately close.

“We believe this acquisition has the potential to help drive Aditxt’s strategic revenue and growth, as we move forward to help address a growing market need for more effective antivirals,” said Amro Albanna, co-founder, chairman and CEO of Aditxt. “We are excited by the opportunity to play a key role in the development of Avigan in terms of clinical and commercial opportunities. We believe that Avigan can play a vital role in the treatment of a range of infectious diseases, due to the broad-spectrum nature of the molecule. Although we have only recently entered into the therapeutics market, our goal is to drive a paradigm shift in the treatment and prevention of infectious diseases globally through our newly formed subsidiary Adivir.”

GRA CEO Mitch Wilson said: “We’re very excited about the partnership with Aditxt.  Aditxt knows how to assess, develop, and commercialize promising innovations with a focus on immune health. Its expertise is critical in helping GRA bring Avigan to its full potential.”

About Aditxt, Inc.

Aditxt,® Inc. (NASDAQ: ADTX) is a global innovation company focused on therapeutics and technologies that monitor and modulate the immune system. Aditxt’s mission of “Making Promising Innovations Possible, Together” is defined by our growing ecosystem of research institutions, global industry partners and shareholders who inform and inspire our mission. Aditxt’s diverse innovation portfolio includes: Adimune, Inc.™, developing and designing a new class of therapeutics for retraining the immune system to address organ rejection, autoimmunity, and allergies; Adivir, Inc.™, focused on identifying, developing and commercializing new ways to treat infectious diseases; and Pearsanta, Inc.™, which offers personalized immune monitoring intended to be informative for a wide range of health conditions, including hereditary cancer, wounds and cardiomyopathy.

For more information, visit the Company’s websites at www.Aditxt.com, www.Adimune.com and www.Pearsanta.com. Follow us on LinkedIn for the latest company news.

About Agility

Agility is a global leader in supply chain services, infrastructure, and innovation with 45,000+ employees across six continents. The company is a pioneer in emerging markets and specializes in growing and scaling businesses. Agility’s companies include the world’s largest aviation services company (Menzies Aviation); a global fuel logistics business (TriStar); the market leader in logistics parks across the Middle East, South Asia, and Africa (Agility Logistics Parks); and a commercial real-estate company developing a $1.2 billion mega-mall in the UAE (UPAC). Other Agility companies: customs digitization services, remote-site infrastructure services, ecommerce-enablement and digital logistics. Agility invests in supply chain innovation, sustainability, and resilience, and has stakes in a growing portfolio of listed and non-listed companies looking to reshape their respective industries across various sectors.

For more information visit: www.agility.com. Twitter: twitter.com/agility. LinkedIn: linkedin.com/company/agility. YouTube: youtube.com/user/agilitycorp

About Global Response Aid (GRA)

Global Response Aid, based in Dubai, was established to address the market challenges created by the COVID-19 pandemic and other threats to public health. GRA delivers innovative, effective healthcare solutions through a range of pharmaceutical products and technology platforms. It works closely with governments, regulatory authorities, hospitals, clinics, healthcare providers, life sciences companies, NGOs and public institutions to develop strategies that allow them to tackle public health challenges.

For more information visit: www.globalresponseaid.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s ability to finance and execute on its strategic M&A initiatives; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as market and other conditions and those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations Contact:

IR@Aditxt.com